UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

DEF A/14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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TENNESSEE VALLEY FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[Letterhead of Tennessee Valley Financial Holding, Inc.]

September 15, 2008

Dear Shareholder

You may have heard in discussion or from a past Knoxville News Sentinel article of our filing with the Securities and Exchange Commission (SEC) concerning a proposed going private transaction for Tennessee Valley Financial Holdings, Inc. (TVFH).  Enclosed are the proxy materials to solicit your vote in this important matter.  Please review those materials carefully.  We could not contact you concerning this transaction until the proxy had been reviewed and cleared by the SEC.  Obviously, you may have some questions concerning this matter.  Basically, you are probably wondering what is the nature of the transaction the Board of Directors has proposed and why is the Board recommending that shareholders approve the transaction.

The purpose of the going private transaction is to reduce the number of holders of our common stock to below 300.  If the transaction is approved by the shareholders our common stock would be divided into three classes (common stock, Class A common stock and Class B common stock) based upon the number of shares you currently own.  While Classes A and B relinquish some voting rights, specifically voting for Directors; they receive a premium on any dividends paid over the holders of common stock.  Class A and B holders also have a premium on pre-emptive rights on any future issuances of the stock of the class providing them the ability to purchase a greater than 1 for 1 number of shares.  All shares retain voting rights with respect to any proposed sale or merger transaction.

We have been a public company since the bank was chartered in 1995.  However, the Board of Directors now believes that the substantial increase in costs of maintaining our public company exceeds the benefits of maintaining this status.  If the going private transaction is approved, we expect to save approximately $139,000 per year in expenses.

All classes of shares will continue to be traded on the “pink sheets”, as is currently the case.  Lastly, our Board felt it important that no shareholders be eliminated or “squeezed out” in the transaction.  Thus, the structure of dividing our current common stock into three classes.

Please note that the special shareholders’ meeting is to be held at the TNBANK office, 401 South Illinois Avenue, Oak Ridge, TN on October 21, 2008, at 6:30 pm. Please submit your proxy as soon as possible to insure your vote is received in advance of the meeting date. Should you have questions concerning the proxy materials, please call Ken Scarbro, CFO, at (865) 484-9444.

Thank you for your continued support of TNBANK and TVFH as we strive to enhance your shareholder value.

Sincerely,

/s/Thomas E. Tuck
Thomas E. Tuck
President and CEO